Exhibit 99.1
Brightpoint Announces Appointment of Robert L. Colin as Senior Vice President, Chief Accounting Officer and Controller
INDIANAPOLIS — August 30, 2011 – Brightpoint, Inc. (Nasdaq: CELL), a global leader in providing supply chain solutions to the wireless industry, today announced the appointment of Robert L. Colin to the position of Senior Vice President, Chief Accounting Officer and Controller, effective immediately.
In this position, Colin will be responsible for all aspects of the global accounting function including internal and external financial reporting and compliance with U.S. generally accepted accounting principles and regulations of the U.S. Securities and Exchange Commission. Colin will report directly to Vincent Donargo, Brightpoint’s Executive Vice President, Chief Financial Officer and Treasurer.
“Bob is a proven veteran and a great addition to the Brightpoint finance organization, and we are extremely pleased that he will be leading our global accounting function,” stated Vincent Donargo. “His experience and maturity will blend well with Brightpoint’s current global finance organization, and his expertise in accounting will provide strong leadership of our global compliance process.”
Colin comes to Brightpoint with more than 30 years of experience and leadership in the areas of accounting, auditing and financial reporting. He has extensive experience in public accounting as well as private industry. Before joining Brightpoint, Colin served as a partner for Deloitte & Touche LLP, Assurance since 1994. Colin is licensed as a Certified Public Accountant.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, repair services and reverse logistics, software loading, kitting and customised packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Brightpoint has approximately 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customised services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact
Brightpoint, Inc.	Brightpoint, Inc.
Tom Ward	Carolyn Manco
Investor Relations	Media Relations
317-707-2745	317-707-2276